                                                                   Exhibit 10.46


May 26, 2003


Billy Banker


Dear Billy,

RE:      EMPLOYEE SHARE INCENTIVE PLAN AND EMPLOYEE SHARE OPTION PLAN

In accordance with the Employee Share Incentive Plan ("the Preference Share Plan"), you are hereby advised that the Grant Date is June 4, 2003 for benefits you have accrued during the year ended 31 December 2002.

Accordingly you are granted 315 Preference Shares in the Company. You have the option to purchase an equal number of Preference Shares at a price of CI$7.46 each, which has been calculated in accordance to the terms of the Preference Share Plan. If you intend to exercise this option, then payment must be received in full no later than the close of business on July 4, 2003.

As a member of the Employee Share Option Plan ("the Option Plan"), you will also be granted, as of June 30, 2003, the option to purchase 1,575 Ordinary Shares in the Company. These options are exercisable in accordance to the terms of the Option Plan. You furthermore have the opportunity to obtain an equal amount of options to purchase Ordinary Shares of the Company, in accordance to the terms of the Option Plan, if you exercise your right to purchase the above additional Preference Shares before June 30, 2003.

Your continued dedication and hard work have contributed to another successful year for Consolidated Water, and I look forward to a very bright future.

Yours sincerely,


/s/ Frederick McTaggart

Frederick W. McTaggart
President and COO